EXHIBIT 12.1
STATEMENT RE COMPUTATION OF RATIOS

                 THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                             Computation of Ratios
                         (In thousands, except ratios)

                                  NINE MONTHS ENDED
                                                                            YEAR ENDED
                                    SEPTEMBER 30,                          DECEMBER 31,
                                 --------------------  -----------------------------------------------------
                                   1998       1997       1997       1996       1995       1994       1993
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
EARNINGS (LOSS):

Income (loss) before income
  taxes                           (164,308)   974,714  1,335,708    991,098    896,742    577,272    777,378

Add: fixed charges                  80,645     88,783    116,677    126,463    129,726    254,355    127,881
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Income (loss), as adjusted       (83,663) 1,063,497  1,452,385  1,117,561  1,026,468    831,627    905,259

FIXED CHARGES AND PREFERRED
  DIVIDENDS:

Fixed charges:

  Interest costs                    58,627     65,697     86,202     87,419     90,800     76,659     81,921

  Rental expense(1)                 22,018     23,086     30,475     39,044     38,926    177,696     45,960
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

    Total fixed charges             80,645     88,783    116,677    126,463    129,726    254,355    127,881

Preferred stock dividends           12,771     13,168     19,810     38,092     46,098     64,337     66,488

Dividend on monthly income
  preferred securities              28,207     23,818     33,312     12,585      7,763     --         --
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------

  Total fixed charges and
    preferred dividends            121,623    125,769    169,799    177,140    183,587    318,692    194,369

Ratio of earnings to fixed
  charges (2)                       --          11.98      12.45       8.84       7.91       3.27       7.08

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends (2)               --           8.46       8.55       6.31       5.59       2.61       4.66
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------
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(1) Interest portion deemed implicit in total rent expense.

(2) The year-to-date 1998 loss is inadequate to cover "fixed charges" by $164.3 million and "combined fixed charges and preferred stock dividends" by $205.3 million.